Exhibit 99.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (as maybe amended, supplemented, modified or varied from time to time in accordance with the terms hereof, the “Agreement”), is entered into on June 3, 2020, by and between:

(1)	Secoo Holding Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), and

(2)	Qu Plus Plus Limited, a BVI business company incorporated with limited liability under the Laws of the British Virgin Islands (the “Purchaser”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase certain number of Class A Ordinary Shares to be newly issued by the Company, pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company and the Purchaser desire to enter into this Agreement on the terms and conditions hereof; and

WHEREAS, at the First Closing, (i) the Company, the Purchaser and Mr. Rixue Li (the “Founder”) will enter into an investor rights agreement (the “Investor Rights Agreement”) in the form attached hereto as Exhibit D; and (ii) certain Affiliates of the Purchaser and the Company, respectively, will enter into a business cooperation agreement (the “Business Cooperation Agreement”) in the form attached hereto as Exhibit E.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto.

ARTICLE 2

PURCHASE AND SALE OF SHARES; THE CLOSING

Section 2.01.     Issuance and Sale of Class A Ordinary Shares at the First Closing. Subject to the terms and conditions of this Agreement, at the First Closing, the Purchaser agrees to subscribe for and purchase from the Company, and the Company agrees to issue, sell and deliver to the Purchaser 5,102,041 Class A Ordinary Shares (the “First Tranche Shares”), free and clear of all Liens, for an aggregate purchase price of US$50,000,001.8 (the “First Tranche Purchase Price”), reflecting a per share purchase price of US$9.80 (the “Per Share Purchase Price”).

Section 2.02. First Closing.

(a) Time and Place. Subject to satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Section 2.03 (other than conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the First Closing by the applicable Parties), the closing of the issuance and purchase of the First Tranche Shares (the “First Closing”) shall take place remotely via the exchange of documents and signatures on the third (3rd) Business Day after the date hereof, or any other date as may be agreed by the Purchaser and the Company in writing (the date on which the First Closing occurs, the “First Closing Date”).

(b) Delivery by the Company. At the First Closing, the Company shall deliver, or cause to be delivered, to the Purchaser (i) (x) a copy of the duly executed share certificate issued in the name of the Purchaser representing the First Tranche Shares and (y) a certified true copy of the register of members of the Company showing the Purchaser as the legal and beneficial holder of the First Tranche Shares; (ii) an opinion, dated the First Closing Date, of Maples and Calder (Hong Kong) LLP, Cayman counsel to the Company, substantially in the form set forth in Exhibit C attached hereto; (iii) the Investor Rights Agreement duly executed by the Company and the Founder; and (iv) the Business Cooperation Agreement duly executed by the applicable Group Company. As soon as practicable after the First Closing and in no event later than five (5) Business Days after the First Closing Date, the Company shall deliver to the Purchaser the original share certificate in the name of the Purchaser, dated as of the First Closing Date and duly executed on behalf of the Company, representing the First Tranche Shares.

(c) Delivery and Payment by the Purchaser. At the First Closing, the Purchaser shall (i) pay, or cause to be paid, the First Tranche Purchase Price to the Company by wire transfer of immediately available U.S. dollar funds to a bank account of the Company designated in writing to the Purchaser on or about the date hereof by the Company (the “Company Bank Account”); and (ii) deliver, or cause to be delivered, the Investor Rights Agreement duly executed by the Investor and the Business Cooperation Agreement duly executed by the applicable Affiliate of the Investor.

Section 2.03. Conditions to First Closing.

(a) Conditions to Obligations of All Parties.

(i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(ii) No action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement.

(iii) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other Governmental Authority with respect to the public trading of the ADSs.

(b) Conditions to Obligations of the Company. The obligations of the Company to issue and sell the First Tranche Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the First Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) The Purchaser Fundamental Warranties shall have been true and correct in all respects on and as of the First Closing Date as though such representations and warranties were made on and as of the First Closing Date (except for representations and warranties that expressly speak as of a specific date, in which case on and as of such specified date). Other representations and warranties of the Purchaser contained in Section 3.02 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the First Closing Date as though such representations and warranties were made on and as of the First Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(ii) The Purchaser shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with on or before the First Closing.

(c) Conditions to Obligations of the Purchaser. The obligations of the Purchaser to subscribe for the First Tranche Shares and pay the First Tranche Purchase Price as contemplated by this Agreement are subject to the satisfaction, on or before the First Closing, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) (x) The Company Fundamental Warranties shall have been true and correct in all respects on and as of the First Closing Date as though such representations and warranties were made on and as of the First Closing Date (except for representations and warranties that expressly speak as of a specific date, in which case on and as of such specified date); and (y) other representations and warranties of the Company contained in Section 3.01 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the First Closing Date as though such representations and warranties were made on and as of the First Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date); disregarding, in each case of (x) and (y) and solely for purposes of this Section 2.03(c)(i), the effect of any disclosure contained in any Company SEC Documents filed or furnished after the date hereof.

(ii) The Company shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with on or before the First Closing.

(iii) There shall have been no Material Adverse Effect with respect to the Company from the date hereof to the First Closing Date.

(iv) All corporate and other actions required to be taken by the Company in connection with this Agreement shall have been completed.

(v) The ADSs (I) shall be designated for quotation or listed on the Nasdaq Global Market and (II) shall not have been suspended, as of the First Closing Date, by the SEC or the Nasdaq Global Market from trading on the Nasdaq Global Market nor shall suspension by the SEC or the Nasdaq Global Market have been threatened, as of the First Closing Date, either (A) in writing by the SEC or the Nasdaq Global Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Global Market.

Section 2.04. Issuance and Sale of Class A Ordinary Shares at the Second Closing.

(a) Subject to satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Section 2.06 (other than conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Second Closing by the applicable Parties), at the Second Closing, the Purchaser agrees to subscribe for and purchase from the Company, and the Company agrees to issue, sell and deliver to the Purchaser 5,102,041 Class A Ordinary Shares, free and clear of all Liens, for an aggregate purchase price of US$50,000,001.8, reflecting a per share purchase price equal to the Per Share Purchase Price.

(b) If, as of June 30, 2020 or such later date as agreed to in writing by the Parties (the “Second Closing Deadline”), all of the conditions set forth in Section 2.06(a), Section 2.06(b), Section 2.06(c)(i), Section 2.06(c)(ii), Section 2.06(c)(iii), Section 2.06(c)(iv) and Section 2.06(c)(viii) are satisfied or waived by the Party or Parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Second Closing by the applicable Parties) but any of the conditions set forth in Section 2.06(c)(v), Section 2.06(c)(vi), or Section 2.06(c)(vii) has not been satisfied or waived by the Purchaser, then the Purchaser shall have the right (but not the obligation) to subscribe for and purchase from the Company, at the Second Closing, a number of Class A Ordinary Shares as elected by the Purchaser at its sole discretion (provided that such number shall not be less than 1,224,490 and shall not exceed 5,102,041) by delivering a written notice setting forth the number of Class A Ordinary Shares it elects to purchase within five (5) Business Days following the Second Closing Deadline, and the Company shall issue, sell and deliver to the Purchaser such number of Class A Ordinary Shares, at an aggregate purchase price equal to such number of Class A Ordinary Shares multiplied by the Per Share Purchase Price.

(c) The number of Class A Ordinary Shares the Company shall issue pursuant to Section 2.04(a) or Section 2.04(b), as applicable, at the Second Closing is referred to as the “Second Tranche Shares”, and together with the First Tranche Shares, the “Purchased Shares”. The aggregate purchase price to be paid for the Second Tranche Shares pursuant to Section 2.04(a) or Section 2.04(b), as applicable, at the Second Closing is referred to as the “Second Tranche Purchase Price”, and together with the First Tranche Purchase Price, the “Aggregate Purchase Price”.

Section 2.05. Second Closing.

(a) Time and Place. The closing of the issuance and purchase of the Second Tranche Shares (the “Second Closing”), shall, unless the Parties otherwise agree in writing, take place remotely via the exchange of documents and signatures on (i) the Second Closing Deadline, if the Parties are proceeding to the Second Closing in accordance with Section 2.04(a), or (ii) the tenth (10th) Business Day following the Second Closing Deadline, if the Parties are proceeding to the Second Closing in accordance with Section 2.04(b) (the date on which the Second Closing occurs, the “Second Closing Date”).

(b) Delivery by the Company. At the Second Closing, the Company shall deliver, or cause to be delivered, to the Purchaser (i) a copy of the duly executed share certificate issued in the name of the Purchaser representing the Second Tranche Shares and (ii) a certified true copy of the register of members of the Company showing the Purchaser as the legal and beneficial holder of the Second Tranche Shares. As soon as practicable after the Second Closing and in no event later than five (5) Business Days after the Second Closing Date, the Company shall deliver to the Purchaser the original share certificate in the name of the Purchaser, dated as of the Second Closing Date and duly executed on behalf of the Company, representing the Second Tranche Shares.

(c) Delivery and Payment by the Purchaser. At the Second Closing, the Purchaser shall pay, or cause to be paid, the Second Tranche Purchase Price to the Company by wire transfer of immediately available U.S. dollar funds to the Company Bank Account.

Section 2.06. Conditions to Second Closing.

(a) Conditions to Obligations of All Parties.

(i) The First Closing has occurred in accordance with the terms of this Agreement.

(ii) Each of the conditions set forth in Section 2.03(a) remains satisfied as of the Second Closing Date.

(b) Conditions to Obligations of the Company. The obligations of the Company to issue and sell the Second Tranche Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Second Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) The Purchaser Fundamental Warranties shall have been true and correct in all respects on and as of the Second Closing Date as though such representations and warranties were made on and as of the Second Closing Date (except for representations and warranties that expressly speak as of a specific date, in which case on and as of such specified date). Other representations and warranties of the Purchaser contained in Section 3.02 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Second Closing Date as though such representations and warranties were made on and as of the Second Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date);

(ii) The Purchaser shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with on or before the Second Closing.

(c) Conditions to Obligations of the Purchaser. The obligations of the Purchaser to subscribe for the Second Tranche Shares and pay the Second Tranche Purchase Price as contemplated by this Agreement are subject to the satisfaction, on or before the Second Closing, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) (x) The Company Fundamental Warranties shall have been true and correct in all respects on and as of the Second Closing Date as though such representations and warranties were made on and as of the Second Closing Date (except for representations and warranties that expressly speak as of a specific date, in which case on and as of such specified date); and (y) other representations and warranties of the Company contained in Section 3.01 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Second Closing Date as though such representations and warranties were made on and as of the Second Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date); disregarding, in each case of (x) and (y) and solely for purposes of this Section 2.06(c)(i), the effect of any disclosure contained in any Company SEC Documents filed or furnished after the date hereof.

(ii) The Company shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with on or before the Second Closing.

(iii) There shall have been no Material Adverse Effect with respect to the Company from the First Closing Date to the Second Closing Date.

(iv) The ADSs (I) shall be designated for quotation or listed on the Nasdaq Global Market and (II) shall not have been suspended, as of the date of the Second Closing Date, by the SEC or the Nasdaq Global Market from trading on the Nasdaq Global Market nor shall suspension by the SEC or the Nasdaq Global Market have been threatened, as of the date of the Second Closing Date, either (A) in writing by the SEC or the Nasdaq Global Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Global Market.

(v) The Company shall have duly filed with the SEC the Company’s annual report on Form 20-F for the year ended December 31, 2019 on or prior to June 15, 2020 (such annual report as first filed with the SEC on or prior to June 15, 2020 and disregarding any subsequent amendment, the “Company 2019 Annual Report”).

(vi) The consolidated balance sheets of the Company as of December 31, 2019, the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, as contained in the Company 2019 Annual Report (collectively, the “2019 Audited Financial Statements”) have been audited by KPMG Huazhen LLP (the “Company Auditor”). The Company 2019 Annual Report shall include a report of independent registered public accounting firm issued by the Company Auditor, which shall set forth the unqualified opinion of the Company Auditor that the 2019 Audited Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with U.S. GAAP.

(vii) Each of the Key Metrics as reported in the Company 2019 Annual Report is not less than 95% of the amount reported for such Key Metric in the Company 2019 Preliminary Results Announcement.

(viii) The Company shall have delivered to the Purchaser a certified true copy of the register of directors of the Company, dated no later than the Second Closing Date, evidencing that the person designated by the Purchaser (the “Initial Investor Director”) has been duly elected to the board of directors of the Company as a director, and the board of directors of the Company consists of seven (7) directors.

Section 2.07. Termination of Certain Provisions. Section 2.04, Section 2.05 and Section 2.06 shall immediately terminate and cease to have any force or effect at 11:59 p.m., Hong Kong time on the tenth (10th) Business Days following the Second Closing Deadline if the Second Closing has not occurred as of such date; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out any breach of this Agreement prior to such termination.

Section 2.08. Restrictive Legend. Each certificate representing the First Tranche Shares and Second Tranche Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Notwithstanding the foregoing, the Purchaser shall be entitled to receive from the Company new certificates for the same number of First Tranche Shares and Second Tranche Shares not bearing such legend upon the request of the Purchaser at such time as such restrictions are no longer applicable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchaser as of the date hereof, the First Closing Date, and the Second Closing Date that, except as disclosed in the Company SEC Documents as of the date hereof, the First Closing, or the Second Closing, as applicable (excluding any forward-looking disclosures set forth in any risk factor sections and any disclosure of non-specific risks faced by the Group Companies included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are similarly cautionary, predictive or forward-looking in nature):

(a) Organization, Standing and Qualification. Each of the Group Companies is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization. Each of the Group Companies has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted in all material respects. To the knowledge of the Company, there are no facts or circumstances that would lead the Company to believe that any Group Company will be required to file for reorganization or liquidation under the bankruptcy or reorganization Laws of any jurisdiction, and no Group Company has the intention to so file.

(b) Due Authorization; Valid Agreement. The Company has all requisite legal power and authority to enter into, execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each other agreement, certificate, document and instrument to be executed by the Company pursuant to this Agreement and each other Transaction Agreement. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each other Transaction Agreements to which it is a party will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium, merger, consolidation, rights of set off, possessory liens and other law affecting creditors’ rights and remedies generally and except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Capitalization.

(i) The authorized share capital is US$150,000 divided into 150,000,000 shares of a par value of US$0.001 each, comprising of (i) 112,000,000 Class A Ordinary Shares, (ii) 8,000,000 Class B Ordinary Shares and (iii) 30,000,000 shares of a par value of US$0.001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles. As of the date hereof, there are 18,550,770 Class A Ordinary Shares issued and outstanding (excluding 517,454 treasury shares), and 6,571,429 Class B Ordinary Shares issued and outstanding. As of the date hereof, the maximum aggregate number of shares which may be issued pursuant to all awards under the ESOP is 1,307,672 Class A Ordinary Shares.

(ii) Except as provided in the 2018 Investor Rights Agreement (a true and complete copy of which has been provided to the Purchaser) or the Transaction Agreement, there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) Equity Securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other Equity Securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any Equity Securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii) Except as provided in the 2018 Investor Rights Agreement or the Transaction Agreement, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights with respect to the Equity Securities of any Group Company that have been granted by any Group Company to any Person (other than to another Group Company). All issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right and the ADSs have been duly listed and admitted and authorized for trading on the Nasdaq Global Market.

(iv) All outstanding shares of capital stock or other ownership interests of the “significant subsidiaries” (“Significant Subsidiaries”) as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act are duly authorized, validly issued, fully paid and non-assessable and all such shares or other ownership interests in any Significant Subsidiary (except for directors’ qualifying shares or other ownership interests required to be held by directors under applicable Laws, and except for any Significant Subsidiary which is a variable interest entity over which the Company or any of its Subsidiaries effects control pursuant to the Control Contracts) are owned, directly or indirectly, by the Company free and clear of any Lien.

(d) Valid Issuance. The Purchased Shares, when issued and paid in such amounts and at such times in accordance with the terms of this Agreement and registered in the register of members of the Company will be duly and validly issued, fully paid, non-assessable, and free from any Lien, and will rank pari passu with, and carry the same rights in all respects as, the other Class A Ordinary Shares then in issue.

(e) No Violation. The execution, delivery and performance by the Company or any of its Affiliates of this Agreement and other Transaction Agreements do not and will not (i) violate, conflict with or result in the breach of any provision of the Memorandum and Articles or the organizational documents of such applicable Affiliate, (ii) subject to the truth and accuracy of the representations and warranties of the Purchaser in Sections 3.02(f) and 3.02(g), conflict with or violate any applicable Law or Governmental Order or rules and regulations of the Nasdaq Global Market applicable to the Company or such applicable Affiliate or their respective assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract, agreement, lease, license, permit or other instrument or arrangement to which the Company or such applicable Affiliate is a party or result in the creation of any Liens upon any of the properties or assets of the Company or such applicable Affiliate, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, materially and adversely affect (x) the business of the Group Companies as it is currently conducted, and (y) the ability of the Group Companies to perform their obligations under the Transaction Agreements.

(f) Consents and Approvals. None of the execution and delivery by the Company of this Agreement or any Transaction Agreement, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or other Transaction Agreements in accordance with their respective terms requires any Consent, except for (x) waiver by Great World Lux Pte. Ltd. of its preemptive rights and consent right with respect to new registration rights granted by the Company to the Purchaser under the 2018 Investor Rights Agreement (the “CB Holder Waiver”), (y) consent by holders of a majority of registration securities (as defined under that certain amended and restated shareholders agreement dated July 8, 2015 entered into by and among the Company and the other parties thereto) outstanding as of the date hereof with respect to new registration rights granted by the Company to the Purchaser under the Investor Rights Agreement (the “Pre-IPO Registration Rights Holders Consent”), and (z) any filing or notification required to made with the SEC or the Nasdaq regarding the transactions contemplated under the Transaction Agreements. Each of the CB Holder Waiver and the Pre-IPO Registration Rights Holders Consent has been duly obtained in written form, is not conditioned or revocable, and remains valid and effective in all respects. True and complete copies of the CB Holder Waiver and the Pre-IPO Registration Rights Holders Consent have been provided to the Purchaser.

(g) Compliance with Laws. The Company and each of its Subsidiaries have conducted at any time during the three years prior to the date hereof, their businesses in compliance with all applicable Laws (including, without limitation, the Sarbanes-Oxley Act of 2002, as amended, the Anti-Corruption Laws and the applicable anti-money laundering Laws) and applicable stock exchange requirements, except where the failure to be in compliance, individually or in the aggregate, do not and would not materially and adversely affect the business of the Group Companies as it is currently conducted. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals in material respects (collectively, “Permits”) that are required in order to carry on their business as presently conducted. All such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq in all material respects. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the Nasdaq. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the ADSs on the Nasdaq and the Company has not received any notification that the SEC or the Nasdaq is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

(h) Data Protection. The Group Companies have complied in all material respects with all Data Protection Obligations, including in its Processing of Personal Information, and, to the knowledge of the Company, there has not been any violation or breach of any Data Protection Obligations. There have been no instances of unauthorized access, loss, theft, use, modification, disclosure or other misuse of any Personal Information in the possession or control of the Group Companies.

(i) SEC Matters; Financial Statements; Internal Control.

(i) The Company has filed or furnished, as applicable, on a timely basis, all Company SEC Documents pursuant to the Exchange Act and the Securities Act. As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including any related notes) contained in the Company SEC Documents, including, when filed, the 2019 Audited Financial Statements: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements), and (C) fairly present in all material respects the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Group Companies for the periods covered thereby (other than as may have corrected or clarified in a subsequent Company SEC Document filed prior to the date hereof). None of the Group Companies is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Group Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Group Companies in such Group Company’s published financial statements or other Company SEC Documents.

(iii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies. There are no material weaknesses in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the initial public offering of the Company, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, except for the implementation of certain measures to address the material weakness in the Company’s internal control over financial reporting that has been disclosed in the Company SEC Documents.

(iv) There are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any Company SEC Document and none of the Company SEC Document is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations conducted by a Governmental Authority pending or, to the knowledge of the Company, threatened, in each case, regarding the Company or any of its officers or directors.

(j) Absence of Changes. Since December 31, 2019, the Company has operated in the ordinary course of business consistent with past practice in all material respects and, without limitation to the generality of the foregoing, there has not been:

(i) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities of the Group Companies (except for dividends or other distributions by any Subsidiary of the Company to the Company or to any of the Company’s wholly owned Subsidiaries);

(iii) any issuances or sales of shares of capital stock or other securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Companies or any redemption, share splits, reclassifications, share dividends, share combinations or other recapitalizations of any such securities other than pursuant to the ESOP;

(iv) any amendment to the constitutional documents of any Group Companies;

(v) any redemption or repurchase of any Equity Securities of any Group Companies (except for redemptions or repurchases of any Equity Securities of the Company’s wholly owned Subsidiaries by the Company or other wholly owned Subsidiaries of the Company and except for redemptions or repurchases of Class A Ordinary Shares in the form of ADSs with an aggregate value of up to US$20 million effected pursuant to the share repurchase program announced by the Company on April 30, 2020);

(vi) any entry into any contract, agreement, instrument or other document in respect of any of the foregoing; or

(vii) any Material Adverse Effect.

(k) No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Purchased Shares.

(l) No Registration. Assuming the accuracy of the representations and warranties set forth in Sections 3.02(f) and 3.02(g) of this Agreement, it is not necessary in connection with the issuance and sale of the Purchased Shares to register the Purchased Shares under the Securities Act or to qualify or register the Purchased Shares under applicable U.S. state securities laws. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its Affiliates or any person acting on its behalf with respect to any Purchased Shares; and none of such Persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(m) No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(n) No Undisclosed Liabilities. There are no material liabilities of the Group Companies of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities reflected on, reserved against, or disclosed in the Company’s unaudited consolidated balance sheet as of December 31, 2019 included in the Company 2019 Preliminary Results Announcement, (ii) liabilities incurred since December 31, 2019 in the ordinary course of business consistent with past practice, (iii) any other undisclosed liabilities that are not material to the Company on a consolidated basis, and (iv) any liabilities incurred under this Agreement. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(o) Material Contracts. The Company has filed and made public as exhibits to the Company SEC Documents all contracts, agreements and instruments (including all amendments thereto) to which any Group Company is a party or by which it is bound and which are material to the business of the Group Companies as a whole (the “Material Contracts”), and since the filing of the most recent Company SEC Document filed prior to the date hereof, there has been no material change or amendment to any Material Contract. Each Material Contract is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the applicable Group Company which is party thereto, except for the contracts and agreements that have already expired pursuant to the terms therein (which for the avoidance of doubt excludes those contracts or agreements that had been terminated by the other party thereto for cause). The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in material default under, or in material breach or violation of, any Material Contract.

(p) Convertible Note Documents. A true and complete copy of each Convertible Note Document (a) is a Company SEC Document as of the date hereof, or (y) has been provided to the Purchaser as of the date hereof. Each Convertible Note Document is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the applicable Group Company which is party thereto. The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in material default under, or in material breach or violation of, any Convertible Note Document.

(q) Litigation. There are no pending or, to the knowledge of the Company, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other Person against the Group Companies or any proceedings that (i) seek to restrain or enjoin the consummation of the transactions under this Agreement, or (ii) would reasonably be expected to, if ruled against the Group Companies, materially and adversely affect the business of the Group Companies as it is currently conducted.

(r) Ownership of Assets.

(i) The Group Companies have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company’s consolidated unaudited balance sheet as of December 31, 2019 or acquired thereafter, except for properties and assets sold since such date in the ordinary course of business consistent with past practice and except where the failure to have such good and marketable title or valid leasehold interests would not materially and adversely affect the business of the Group Companies as it is currently conducted. None of such property or assets is subject to any Lien, except for Liens: (i) disclosed in the Company SEC Documents or (ii) which would not materially and adversely affect the business of the Group Companies as it is currently conducted. To the knowledge of the Company, there are no developments affecting any such property or assets pending or threatened that would materially detract from the value, materially interfere with any present or intended use or materially and adversely affect the marketability of any such property or assets.

(ii) The property and assets owned or leased by the Group Companies, or that they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Group Companies and are adequate to conduct such businesses in substantially the same manner as currently conducted.

(s) Intellectual Properties. All Company Intellectual Property is either (a) owned by the Group Companies or (b) is used by the Group Companies pursuant to a valid license. The Company Intellectual Property collectively represents in all material respects Intellectual Property necessary and sufficient for the operation of the business of the Group Companies as currently conducted and as currently proposed to be conducted. All employees of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an employment agreement which include assignment of inventions provisions that vests in the Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. To the knowledge of the Company, there are no material infringements or other material violations of any Intellectual Property owned by the Group Companies by any third party. The Group Companies have taken all necessary actions to maintain and protect each item of Company Intellectual Property. The conduct of the business of the Group Companies does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person in any material respects and there is no action or proceeding pending, or to the knowledge of the Company threatened alleging any such infringement or violation or challenging the Group Companies’ rights in or to any Intellectual Property, except for any actions or proceedings that, if ruled against the Group Companies, would not reasonably be expected to materially and adversely affect the business of the Group Companies as it is currently conducted.

(t) Employment Matters.

(i) To the knowledge of the Company, each of the Company and its Subsidiaries complies with all applicable Laws relating to employment and employment practices (including terms and conditions of employment, termination of employment and social insurance programs) in all material respects. There is no material claim with respect to payment of wages, salary, overtime pay, withholding individual income taxes, social security fund or housing fund that has been asserted and is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any of its Significant Subsidiaries.

(ii) There has not been, and there is not now pending or, to the knowledge of the Company, threatened, any strike, union organization activity, slowdown or work stoppage against the Company or any of its Significant Subsidiaries. Neither the Company nor any of its Significant Subsidiaries is bound by or otherwise subject to any contract with any labor union or any collective bargaining agreements.

(iii) Each Employee Benefit Plan complies in all material respects with applicable Laws and has been implemented in accordance with its terms. All employer and employee contributions to each Employee Benefit Plan required by the terms of such Employee Benefit Plan or by the applicable Laws have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Employee Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities. With respect to each Employee Benefit Plan, (i) no material actions, Liens, lawsuits, claims, proceedings, investigations or complaints are pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, Liens, lawsuits, claims or complaints.

(u) Tax Matters.

(i) Each Group Company (i) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns, filings, or declarations required to be filed, maintained or made in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, tariffs, custom duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) (each a “Tax”), including all amended returns, filings, or declarations required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes when due (whether or not shown on any Return), except those being contested or will be contested in good faith. No Group Company has received notice regarding unpaid foreign, federal and state income in any amount or any Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim. No Returns filed or made by or on behalf of any Group Company with respect to material Taxes are currently being audited or otherwise challenged, and no Group Company has received notice of any such audit or challenge.

(ii) Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Second Closing Date and, to the knowledge of the Company, is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements. Each Group Company is in compliance with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of any Taxes granted to any Group Company by a Governmental Authority are in full force and effect and have not been terminated as evidenced with valid governmental approvals.

(iii) No Tax elections under the income tax laws of the United States have been made with respect to the Company or any of its Subsidiaries other than Secoo Inc. None of the Company or any of its Subsidiaries is, or is at risk of being or becoming, classified as a “passive foreign investment company” or a “controlled foreign corporation” for United States federal income tax purposes.

(v) Environment, Health and Safety. Each of the Group Companies (i) has at all times complied and are presently in compliance with all applicable Environmental Laws in all material respects; (ii) has not received any notice, demand, claim, letter or request for information, relating to any alleged violation of Environmental Law, or otherwise identifies an environmental concern, health and safety concern or any other concern relating to the security and protection of people, property, flora and fauna relating thereto; (iii) possesses all approvals, consents or authorizations required under Environmental Laws for its business as presently conducted and there are no circumstances that could reasonably be expected to result in any such approvals, consents or authorizations being revoked, terminated, revised, amended or not renewed in the ordinary course of its business. There has been no incident of any occupational disease incurred by any employees of any of the Group Companies due to harmful factors present in their working environment or the nature of their work, and there are no other circumstances or conditions.

(w) Transactions with Affiliates. All related party transactions required to be disclosed under applicable rules of Nasdaq or the applicable securities Laws have been accurately described in the Company SEC Documents as of the date hereof in all material respects. Any such related party transaction was entered into on terms and conditions no less favorable to the Group Companies than those applicable in comparable transactions between independent parties acting at arm’s length. None of the officers or directors (or their respective Affiliates) of each Group Company and to the knowledge of the Company, none of the employees (or their respective Affiliates) of each Group Company is presently a party to any material transaction with any Group Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any such Person has a substantial interest or is an officer, director, trustee or partner or any such Person’s Affiliates.

(x) Variable Interest Entities. The Company Controls its variable interest entities, being Beijing Wo Mai Wo Pai Auction Co., Ltd. and Beijing Secoo Trading Limited, through a series of contractual arrangements (the “Control Contracts”), and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or the terms of the Control Contracts. The Control Contracts are adequate to enable the financial statements of each variable interest entity to be consolidated with those of the Company in accordance with U.S. GAAP.

(y) Investment Company. The Company is not and, after giving effect to the offering and sale of the Purchased Shares, the consummation of the offering and the application of the proceeds hereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(z) Disclosure of Information. All information which has been provided by or on behalf of the Company or its authorized representatives to the Purchaser in the course of the due diligence conducted by the Purchaser and the negotiation leading to this Agreement and the other Transaction Agreements is true, complete and accurate in all material respects.

(aa) No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms thereof.

Section 3.02. Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, the Purchaser hereby represents and warrants to the Company as of the date hereof, the First Closing Date and the Second Closing Date that:

(a) Due Formation. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Due Authorization. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and other Transaction Agreements to which it is to become a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each other Transaction Agreement to which it is or is to become a party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been, and each other Transaction Agreement to which it is to become a party will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium, merger, consolidation, rights of set off, possessory liens and other law affecting creditors’ rights and remedies generally and except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) No Violation. The execution, delivery and performance by the Purchaser of this Agreement and other Transaction Agreements do not and will not (i) violate any provision of the organizational documents of the Purchaser or (ii) violate any applicable Laws or Governmental Order to which the Purchaser is subject, except in the case of clause (ii) for violations which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Purchaser to perform its obligations hereunder.

(e) Consents and Approvals. None of the execution and delivery by the Purchaser of this Agreement or any Transaction Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or other Transaction Agreements in accordance with their respective terms requires any Consent, except such Consent the lack of which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Purchaser to perform its obligations hereunder and thereunder, and except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement (including, without limitation, a report of beneficial ownership on Schedule 13D or any amendment to a report of beneficial ownership on Schedule 13D).

(f) Status and Investment Intent. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment. The Purchaser is acquiring the Purchased Shares that it is subscribing for and purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(g) Private Placement. The Purchaser is acquiring the Purchased Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable Laws. It further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(h) No Broker. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(i) Sufficient Funds. The Purchaser has or will have at its disposal sufficient funding to pay the First Tranche Purchase Price at the First Closing and the Second Tranche Purchase Price at the Second Closing, and to consummate the transactions contemplated hereby in accordance with the terms hereof.

(j) No Additional Representations. The Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS

Section 4.01. Conduct of Business of the Company. From the date hereof until the Second Closing Date, the Company shall (i) conduct its business and operations in the ordinary course of business consistent with past practice, and (ii) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Second Closing Date. The Company agrees to promptly notify the Purchaser in writing of any event, condition or circumstance occurring prior to the Second Closing Date that would constitute a breach of any terms and conditions contained in this Agreement. Without limiting the generality of the foregoing, the Company agrees that from the date hereof until the Second Closing Date, it shall not, except with the prior written consent of the Purchaser, take any of the actions enumerated in Section 3.01(j)(i) through Section 3.01(j)(v) (or enter into any contract with respect to any such action), except, for the avoidance of doubt, as contemplated by this Agreement.

Section 4.02. Listing and Reporting Status. Unless otherwise agreed to in writing by the Purchaser, the Company shall use commercially reasonable efforts to continue the listing and trading of its ADSs on Nasdaq and, in accordance, therewith, will use its commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under applicable Laws.

Section 4.03. Reservation of Shares. The Company shall ensure that it has sufficient number of duly authorized Class A Ordinary Shares at the First Closing and Second Closing to comply with its obligations to issue the Purchased Shares.

Section 4.04. Certain SEC Filings. The Company shall, as soon as practicable after the date hereof, and in any event no later than June 15, 2020, duly file with the SEC the Company 2019 Annual Report, and shall ensure that when filed with the SEC, (i) the Company 2019 Annual Report will (A) comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Company 2019 Annual Report and (B) not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the periods covered thereby, and (ii) the 2019 Audited Financial Statements will: (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except as may be otherwise indicated in such financial statements or the notes thereto) and (C) fairly present in all material respects the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Group Companies for the periods covered thereby.

Section 4.05. Board Restructuring. As soon as practicable after the date hereof, the Company will take and cause to be taken all necessary actions such that, no later than the Second Closing Date, the composition of the board of directors of the Company will satisfy the condition set forth in Section 2.06(c)(viii). Without limitation to the foregoing, the Company shall procure that, as soon as practicable and in any event no later than the Second Closing Date, an existing director of the Company shall resign from the board of directors of the Company, and the Initial Investor Director shall be appointed as a director of the Company to fill the vacancy resulting from the foregoing resignation. Upon the appointment of the Initial Investor Director, the Company shall enter into an indemnification agreement with the Initial Investor Director in substantially the same form as applicable to other members of the board of directors of the Company.

Section 4.06. Further Assurances. From the date hereof until the Second Closing, each Party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the other Party’s obligation to consummate the transactions contemplated hereby.

Section 4.07. No Integrated Offering. The Company shall not, and shall cause its Affiliates and any Person acting on its or their behalf not to, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the Securities Act whether through integration with prior offerings or otherwise.

Section 4.08. Purchaser Lockup.

(a) The Purchaser hereby agrees that during the period specified in Section 4.08(b) (the “Lock-Up Period”), it will not directly or indirectly (provided that, notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to prohibit, restrict or limit any issuance, transfer, sale, assignment or any other disposition of Equity Securities in Qudian Inc. or interests therein), transfer, offer, sell, assign, contract to sell, pledge, grant any option to purchase, sell any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale, file or otherwise submit a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership interest), or publicly announce the intention to enter into any such transaction or to take any such other action with respect to, any Purchased Shares or any ADSs representing the Purchased Shares, or any options or warrants to purchase any Purchased Shares or such ADSs (collectively, the “Lockup Shares”), or exercise any right with respect to the registration of any Lockup Shares, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act. The foregoing restriction is expressly agreed to preclude the Purchaser, during the Lock-up Period, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lockup Shares even if such sale or disposition would be conducted by someone other than the Purchaser. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Lockup Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Lockup Shares.

(b) The Lock-Up Period shall commence on the First Closing Date and expire upon the first anniversary of the First Closing Date.

(c) Notwithstanding the foregoing, the Purchaser may (i) transfer the Lockup Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) transfer the Lockup Shares to any trust for the direct or indirect benefit of the Purchaser or any Affiliate of the Purchaser, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) transfer the Lockup Shares to any Affiliate of the Purchaser, provided that the transferee thereof agrees to be bound in writing by the restrictions set forth herein, or (iv) pledge the Lockup Shares in connection with a bona fide margin account or other loan or financing arrangement secured by the Lockup Shares, or (v) with the prior written consent of the Company.

(d) The Purchaser also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar and the depositary for the ADSs against any transfer of the Lockup Shares that is not permitted by this Section 4.08.

(e) Notwithstanding anything herein to the contrary, this Section 4.08 shall immediately terminate and cease to have any force or effect on the tenth (10th) Business Day following the Second Closing Deadline if the Second Closing has not occurred as of such date due to any reason other than the Purchaser’s material breach of any representations, warranties, covenants or other agreements hereunder that results in any of the conditions to Second Closing set forth in Section 2.06 not being satisfied.

Section 4.09. ADSs. Subject to Section 4.08, the Company shall use its reasonable efforts to cause the Company’s depositary to deliver ADSs to the Purchaser from time to time upon the Purchaser’s deposit of any Purchased Share with the Company’s depositary or its designated custodian and the satisfaction of any other customary requirements and, in connection therewith, the Company shall cause new share certificate(s) to be issued and entries on the Company’s register of members to be entered with respect to such shares in the name of the Company’s depositary, without restrictive legends, for the purpose of such deposit. In connection with the Purchaser’s deposit of any Purchased Shares and the issuance of ADSs representing such shares, (i) the Company shall bear fees and expenses, if any, related to the cancellation of any share certificates representing such shares and issuance of new share certificates, the deposit of such shares with the Company’s depositary or its designated custodian and related update to the Company’s register of members, the issuance of the ADSs representing such Purchased Shares, and if any legal opinion by the counsel to the Company is required in connection with the deposit of such shares, the issuance of such legal opinion, and (ii) the Purchaser shall bear any ADS issuance fees and other charges of the Company’s depositary and its custodian.

Section 4.10. Use of Proceeds. The Company will use the proceeds received from the Purchaser in connection with the transactions contemplated by this Agreement for purposes as determined by the board of directors of the Company.

Section 4.11. Convertible Note and Warrant. Without the prior written consent of the Purchaser, the Company shall not (i) amend, waive or agree to the amendment or waiver of, any term of the Convertible Note (other than any such amendment solely to extend the maturity date of the Convertible Note), the Warrant, or the 2018 Investor Rights Agreement; or (ii) conduct or permit the occurrence of any transaction or event that will enable the Convertible Note to be convertible, in whole or in part, into Class A Ordinary Shares of the Company at a per share conversion price of less than US$18.00 or into ADSs at a per ADS conversion price of less than US$9.00.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

Section 5.01. Survival of the Representations and Warranties. The Company Fundamental Warranties and Purchaser Fundamental Warranties shall survive until the latest date permitted by Law or indefinitely if such date is not provided. All other representations and warranties contained in Section 3.01 and Section 3.02 of this Agreement shall survive the First Closing until eighteen (18) months after the First Closing Date. Each covenant and other agreement hereunder shall survive in accordance with its terms. Notwithstanding anything to the contrary in the foregoing clauses, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if a Claim Notice or an Indemnity Notice, as the case may be, shall have been given to the Party against whom such indemnity may be sought in accordance with this Agreement prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive until the latest date permitted by Law or indefinitely, if such date is not provided.

Section 5.02. Indemnification.

(a) Indemnification by the Company. From and after the First Closing Date and subject to Section 5.04, the Company shall indemnify and hold the Purchaser, its Affiliates and their respective directors, officers, agents, successors and assigns (the “Purchaser Indemnitees”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, diminution in value, cost and expenses, including but not limited to any investigative, legal and other expenses (collectively, “Losses”) incurred by any Purchaser Indemnitee as a result of or arising out of: (i) breach of any representation or warranty of the Company contained in Section 3.01; (ii) failure by the Company to consummate the Second Closing if the Purchaser has confirmed by notice to the Company that all the conditions set forth in Section 2.06 have been satisfied or, if any such condition is not satisfied and the Purchaser is entitled to waive such condition, the Purchaser has irrevocably waived such condition or, if applicable, has not waived such condition but has elected to proceed to the Second Closing under Section 2.04(b), and that the Purchaser is ready, willing and capable of proceeding to the Second Closing; or (iii) violation or nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement.

(b) Indemnification by the Purchaser. From and after the First Closing Date and subject to Section 5.04, the Purchaser shall indemnify and hold the Company, its Affiliates (which shall not include any Purchaser Indemnitee) and their respective directors, officers, agents, successors and assigns (the “Company Indemnitees”) harmless from and against any Losses incurred by any Company Indemnitee as a result of or arising out of: (i) breach of any representation or warranty of the Purchaser contained in Section 3.02; (ii) failure by the Purchaser to consummate the Second Closing if the Company has confirmed by notice to the Purchaser that all the conditions set forth in Section 2.06 have been satisfied or, if any such condition is not satisfied and the Company is entitled to waive such condition, the Company has irrevocably waived such condition and that the Company is ready, willing and capable of proceeding to the Second Closing; or (iii) violation or nonperformance, partial or total, of any covenant or agreement of the Purchaser contained in this Agreement.

(c) The amount of any and all Losses under this Article 5 shall be determined net of any insurance or other indemnification proceeds received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification net of any cost of receiving insurance or other indemnification proceeds and any increased insurance costs resulting from such claim, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time, and only after first applying any available insurance to the portion of a Loss that is not indemnified hereunder.

Section 5.03. Procedures Relating to Indemnification.

(a) Any Person seeking indemnification under Section 5.02 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) written notice (the “Indemnity Notice”) of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the factual basis of the claim to the extent known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide the Indemnity Notice shall not release the Indemnifying Party from any of its obligations under this Article 5 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 6.12.

(b) If an Indemnified Party shall receive written notice (the “Claim Notice”) of any claim or demand asserted by a third party (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article 5, within thirty (30) days of the receipt of the Claim Notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 5 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided that that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 5.04. Limitation to Liability. Notwithstanding anything to the contrary in this Agreement, absent fraud, intentional misrepresentation or willful breach:

(a) In no event shall any Indemnified Party be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 5.02(a)(i) (other than Company Fundamental Warranties) or Section 5.02(b)(i) (other than Purchaser Fundamental Warranties) unless and until the aggregate amount of all Losses suffered or incurred by the Indemnified Party thereunder exceeds three percent (3%) of (x) if the Second Closing has occurred, the Aggregate Purchase Price, or (y) or if the Second Closing fails to occur, the First Tranche Purchase Price (the “Deductible”), in which case the Indemnifying Party shall be liable only for Losses in excess of the Deductible.

(b) The maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by the Indemnified Parties pursuant to Section 5.02(a)(i) (other than Company Fundamental Warranties) or Section 5.02(b)(i) (other than Purchaser Fundamental Warranties) shall not in any event be greater than (x) if the Second Closing has occurred, the Aggregate Purchase Price, or (y) if the Second Closing fails to occur, the First Tranche Purchase Price.

(c) The maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by the Indemnified Parties pursuant to Section 5.02(a)(ii) or Section 5.02(b)(ii) shall not in any event be greater than the First Tranche Purchase Price.

(d) Notwithstanding any other provision contained herein, from and after the First Closing, the right to indemnity pursuant to Article 5 shall be the sole and exclusive remedy of any of the Indemnified Party for any claims against the Indemnifying Party arising out of or resulting from this Agreement; provided that the Indemnified Party shall also be entitled to specific performance or other equitable remedies in any court of competent jurisdiction pursuant to Section 6.13 hereof.

(e) From and after the occurrence of the Second Closing pursuant to Section 2.04(b) or pursuant to Section 2.04(a) following irrevocable waiver by the Purchaser of any of the conditions set forth in Section 2.06(c)(v), Section 2.06(c)(vi) and Section 2.06(c)(vii), no Indemnified Party shall be entitled to indemnification for any Losses arising from any breach of this Agreement that has resulted in any of the conditions set forth in Section 2.06(c)(v), Section 2.06(c)(vi) and Section 2.06(c)(vii) not having been satisfied as of the Second Closing.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Termination. Without prejudice to the Parties’ rights to terminate Section 2.04, Section 2.05, Section 2.06, or Section 4.08 in accordance with the applicable provisions of this Agreement, this Agreement may be terminated at any time prior to the First Closing Date as follows:

(a) by the written consent of each Party;

(b) by the delivery of written notice to terminate by either the Company or the Purchaser if the First Closing shall not have occurred by the date that is the tenth (10th) Business Day after the date hereof; provided, however, that such right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the First Closing to occur on or prior to such date; or

(c) by any Party in the event that any Governmental Authority shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and non-appealable.

Section 6.02. Effect of Termination. Upon any termination of this Agreement pursuant to Section 6.01, this Agreement will have no further force or effect, except for the provisions in this Article 6 which shall survive any termination under Section 6.01; provided that no Party shall be relieved or released from any liabilities or damages arising out of fraud or any breach of this Agreement prior to such termination.

Section 6.03. Public Disclosure. Without limiting any other provision of this Agreement, both the Purchaser and the Company shall consult and agree with each other on the terms and content of a press release of the Company with respect to the execution of this Agreement and the transactions contemplated hereby and no press release shall be issued by any Party hereto without the prior written consent of the other Party. Thereafter, neither the Company nor the Purchaser, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a Party’s counsel deems such disclosure necessary or desirable in order to comply with the Securities Act, the Exchange Act, or any other Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Laws), in which case such Party shall make reasonable efforts to limit such disclosure to the information such counsel advises is required to comply with such applicable Laws. Notwithstanding anything to the contrary in this Section 6.03, the Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or the Purchaser and do not reveal material, non-public information regarding the other Parties or the transactions contemplated by this Agreement.

Section 6.04. Confidentiality.

(a) Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third Party. Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes. The Parties hereby agree, for the purpose of this Section 6.04, that the existence and terms and conditions of this Agreement shall be deemed as Confidential Information.

(b) Notwithstanding any other provisions in this Section 6.04, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the Party who is required to make such disclosure shall, to the extent permitted by applicable Laws and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy. In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under applicable Laws, judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, at the other Party’s request and at the requesting Party’s cost, cooperate with the other Party to enable such other Party to seek an appropriate protection order or remedy.

(c) Notwithstanding anything to the contrary provided in this Section 6.04, each Party may disclose the Confidential Information to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of this Agreement; provided that such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d) Without the prior written consent of the Purchaser, the Company shall not, and shall cause its Affiliates not to, (i) use in advertising, publicity or announcements the name of the Purchaser or any of its Affiliates, either alone or in combination with any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned by the Purchaser or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by the Company or any of its Affiliates has been approved or endorsed by the Purchaser or any of its Affiliates.

Section 6.05. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of the Parties; provided that the Purchaser may assign its rights and obligations to its Affiliate(s) without consent of the other Parties under this Agreement; provided further that the assignee shall execute and deliver such documents and take such other actions as may be necessary for such assignee to join in and be bound by the terms of this Agreement (if not already a Party hereto) upon and after such assignment.

Section 6.06. Waiver and Amendment. This Agreement may only be amended or modified by an instrument in writing signed by the Parties; provided that any Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 6.07. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and, subject to the next sentence, nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, in each case whether arising under Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) or otherwise. Notwithstanding the foregoing, the Purchaser Indemnitees and Company Indemnitees are expressly made third party beneficiaries hereto for purposes of their rights under Article 5 and may enforce such rights.

Section 6.08. Entire Agreement. This Agreement and the other Transaction Agreements including the schedules and exhibits hereto and thereto constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 6.09. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified on Exhibit B attached hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.09). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to have been effected on the day the same is sent (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

Section 6.10. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

Section 6.11. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than Hong Kong.

Section 6.12. Dispute Resolution.

(i) Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration.

(ii) The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this subsection (ii). There shall be three (3) arbitrators. The Company shall have the right to appoint one arbitrator, the Purchaser shall have the right to appoint the second arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The arbitration shall be conducted in the English language.

(iii) Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other that are relevant and material to the matters in dispute in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi) The award of the arbitration tribunal shall be final and binding upon the Parties absent manifest error, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

Section 6.13. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.14. Payment of Fees and Expenses. The expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors, shall be the responsibility of the Party incurring such expenses.

Section 6.15. Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any Equity Securities of the Company (including any adjustment to the number of Class A Ordinary Shares represented by each ADS), then, in any such event, references to the numbers, types and unit prices of Equity Securities of the Company in this Agreement shall be equitably adjusted as appropriate.

Section 6.16. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (e) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated, (g) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship, (h) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, (i) whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day, (j) the phrase “delivered” shall mean that the information referred to has been physically or electronically delivered to the relevant parties, (k) references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail), provided the sender complies with the provisions of Section 6.09, and (l) the word “or” shall be disjunctive but not exclusive.

Section 6.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Secoo Holding Limited

By:	/s/ Richard Rixue Li

Name:	Richard Rixue Li
Title:	Director and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Qu Plus Plus Limited

By:	/s/ Min Luo

Name:	Min Luo
Title:	Chairperson

EXHIBIT A

Definitions

“2018 Investor Rights Agreement”	means the investor rights agreement by and between the Company and Great World Lux Pte. Ltd dated as of August 8, 2018.

“ADSs”	means the American depositary shares of the Company, two American depositary shares representing one (1) Class A Ordinary Share.

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his or her spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons.

“Anti-Corruption Law”	means anti-bribery or anti-corruption related Laws that are applicable to business and transactions of the Group Companies and their respective Affiliates, including Laws relating to anti-corruption and anti-commercial bribery in the PRC, the amended U.S. Foreign Corrupt Practice Act of 1977, as well as applicable anti-bribery or anti-corruption Laws of other jurisdictions.

“beneficial ownership”	For purposes of this Agreement, a Person shall be deemed to have “beneficial ownership” of any securities in respect of which such Person or any such Person’s Affiliates is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.

“Business Day”	means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, British Virgin Islands, New York, Hong Kong, or the PRC.

“Class A Ordinary Shares”	means Class A Ordinary Shares, par value US$0.001 per share, of the Company.

“Class B Ordinary Shares”	means Class B Ordinary Shares, par value US$0.001 per share, of the Company.

“Company Fundamental Warranties”	means any representations and warranties of the Company contained in Section 3.01(a) to Section 3.01(f) and Section 3.01(m).

“Company Intellectual Property”	means all Intellectual Property that is used in connection with, and is material to the business of the Group Companies.

“Company SEC Documents”	means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and available to the public at SEC’s website, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Consent”	means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Control”	with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Convertible Note”	means the convertible note in the aggregate principal amount of US$175,000,000 issued by the Company to Great World Lux Pte. Ltd on August 8, 2018 pursuant to the Convertible Note and Warrant Subscription Agreement.

“Convertible Note and Warrant Subscription Agreement”	means the Convertible Note and Warrant Subscription Agreement, dated July 9, 2018, by and between the Company and Great World Lux Pte. Ltd, as maybe amended, supplemented, modified or varied from time to time.

“Convertible Note Documents”	means the “Transaction Agreements” defined under the Convertible Note and Warrant Subscription Agreement, as maybe amended, supplemented, modified or varied from time to time.

“Data Protection Obligations”	means any applicable Laws, contractual obligations, and written policies and terms of use relating to privacy, information security, network security, cybersecurity, data protection or the Processing of Personal Information, including those governing data breach notification, third-party data transfers, cross-border data transfers and data localization requirements.

“Employee Benefit Plan”	means any written plan, program, policy, contract or other arrangement providing for severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, fringe benefits, perquisites, superannuation funds retirement benefits, pension schemes or other employee benefits, that is maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director, officer or independent contractor of any Group Company, or with respect to which any Group Company has or would reasonably expect to have any liability or obligation, other than, in each case, one that is sponsored and maintained by a Governmental Authority. For the avoidance of any doubt, the ESOP is an Employee Benefit Plan.

“Environment”	means land (including, without limitation, surface land, sub-surface strata and natural and man-made structures), water (including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers), and air.

“Environmental Law”	means all applicable Laws in relation to (i) pollution or contamination of the Environment; (ii) the production, storage, use, transport, disposal, release or discharge of hazardous substances; (iii) the exposure of any person or other living organism to hazardous substances; or (iv) the creation of any noise, vibration or other material adverse impact on the Environment.

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, any depository receipts or similar instruments issued in respect of ordinary shares and other equity securities of such Person, or any contract providing for the acquisition of any of the foregoing.

“ESOP”	means the 2017 Employee Stock Incentive Plan of the Company, as disclosed in the Company SEC Documents as of the date hereof.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority”	means any international, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, Consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company”	means each of the Company and its Subsidiaries.

“Intellectual Properties”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Key Metrics”	means “GMV” for the year ended December 31, 2019, “total registered customers” as of December 31, 2019, “total revenues” for the year ended December 31, 2019, “net income” for the year ended December 31, 2019, “inventories” as of December 31, 2019, and “net assets” as of December 31, 2019, each having the same meaning as given to such term in, or as such term was used in, the Company 2019 Preliminary Results Announcement, provided that in the case of “net assets”, such term means the excess of “total assets” over “total liabilities”, each having the same meaning as given to such term in, or as such term was used in, the Company 2019 Preliminary Results Announcement.

“Company 2019 Preliminary Results Announcement”	means the press release, dated April 30, 2020, titled “Secoo Reports Unaudited Fourth Quarter and Full Year 2019 Results” and included as Exhibit 99.1 to the Company’s current report on Form 6-K furnished on April 30, 2020.

“knowledge of the Company”	means the actual knowledge of the senior management of the Company after due inquiry.

“Law”	means any transnational, domestic or foreign, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended unless expressly specified otherwise.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise, except for restrictions arising under the Securities Act or created pursuant to the Transaction Agreements.

“Material Adverse Effect”	with respect to a Party means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, business or operations of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its obligations hereunder and thereunder; provided that in determining whether a Material Adverse Effect has occurred under clause (i) above, there shall be excluded any events, facts, circumstances or occurrences relating to or arising in connection with (a) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such Party and its Subsidiaries), (b) changes in general economic and market conditions and capital market conditions or changes affecting any of the industries in which such Party and its Subsidiaries operate generally (in each case to the extent not materially disproportionately affecting such Party and its Subsidiaries), (c) the announcement or disclosure of this Agreement or any other Transaction Agreement or the consummation of the transactions hereunder or thereunder, or any act or omission required or specifically permitted by this Agreement and/or any other Transaction Agreement; (d) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (e) in the case of the Company, any failure to meet any internal or public projections, forecasts, or guidance, or (f) in the case of the Company, any change in the Company’s stock price or trading volume, in and of itself; provided further that the underlying causes giving rise to or contributing to any such change or failure under sub-clause (e) or (f) shall not be excluded in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of sub-clauses (a) through (d).

“Memorandum and Articles”	means the Memorandum and Articles of Association of the Company in effect from time to time.

“Person”	includes an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a Governmental Authority.

“Personal Information”	means all information from or about an individual person that is used or could be used to identify, contact or precisely locate the individual.

“Process” or “Processing”	means the receipt, access, acquisition, collection, compilation, use or transfer for use in direct marketing, storage, processing, safeguarding, security, disposal, destruction, disclosure, transfer, or export of Personal Information.

“Purchaser Fundamental Warranties”	any representations and warranties of the Company contained in Section 3.02(a) to Section 3.02(e) and Section 3.02(h).

“SEC”	means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act”	means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Subsidiary”	of a Person means any other Person which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of a Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person and any Subsidiaries of such variable interest entity.

“Transaction Agreements”	means, collectively, this Agreement, the Investor Rights Agreement, the Business Cooperation Agreement and each of the other agreements and documents entered into or delivered by the Parties or their respective Affiliates in connection with the transactions contemplated by this Agreement.

“U.S. GAAP”	means generally accepted accounting principles in the United States of America.

“Warrant”	means the warrant to purchase American Depositary Shares in an aggregate exercise price of US$9,000,000, issued by the Company to Great World Lux Pte. Ltd on August 8, 2018 pursuant to the Convertible Note and Warrant Subscription Agreement.

EXHIBIT B

Notice Addresses

[Omitted]

Exhibit C

Form of Cayman Legal Opinion

[Omitted]

Exhibit D

Form of Investor Rights Agreement

[Omitted]

Exhibit E

Form of Business Cooperation Agreement

[Omitted]